[KPMG LETTERHEAD]
                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS'


The Board of Directors
MHM Services, Inc.:


We consent to the use in the registration statement on Form S-2 of MHM Services, Inc. of our report dated December 17, 1999 except for note 19, which is as of March 21, 2000, on the consolidated balance sheets of MHM Services, Inc. and subsidiaries (the Company) as of September 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended September 30, 1999 and to the reference to our firm under the heading "Experts" in the registration statement.

Our report dated December 17, 1999, except for note 19, which is as of March 21, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has an accumulated deficit, has a working capital deficiency, and is experiencing difficulty in generating sufficient cash flows to meet its obligations and sustain its operations. Such conditions raise substantial doubt as to the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                              /s/ KPMG LLP

McLean, Virginia
August 15, 2000